FREE WRITING PROSPECTUS Dated August 11, 2020	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-06

$1,255,740,000 World Omni Auto Receivables 2020-C

JT-Leads: BofA(struc), Mizuho, MUFG, Truist Co-Mgrs: Barc, Siebert, TD, USB

Size CLS	($mm)	WAL	S&P/Fitch*	EXP	LEGAL	BENCH	SPREAD	YLD	CPN	$PRICE
A-1	210.000	0.26	A-1+/F1+	2/21	8/16/21	IntL	- 5	0.20684		$100.00000
A-2	467.740	1.18	AAA/AAA	7/22	12/15/23	EDSF	+ 12	0.359	0.35	99.98969
A-3	416.710	2.73	AAA/AAA	5/24	11/17/25	ISWP	+ 24	0.490	0.48	99.97425
A-4	104.620	3.94	AAA/AAA	8/24	10/15/26	ISWP	+ 32	0.614	0.61	99.98749
B	37.770	3.99	AA/AA	8/24	10/15/26	ISWP	+ 58	0.876	0.87	99.98274
C	18.900	3.99	A/A	8/24	5/17/27	ISWP	+ 110	1.396	1.39	99.99242

*Minimum required ratings

BILL & DELIVER	:	BofA	BBG TICKER	:	WOART 20-C
EXPECTED RATINGS	:	S&P/FITCH	REGISTRATION	:	PUBLIC
EXPECTED SETTLE	:	08/19/20	FIRST PAY DATE	:	09/15/20
EXPECTED PRICING	:	Priced 8/11/20	PXG SPEED	:	1.3% ABS to 10% CALL
ERISA ELIGIBLE	:	YES	DENOMS	:	$1k/$1k
INTEXNET	:	baswoar20c_upsize 7JX6

www.dealroadshow.com WOART20C

CUSIPS :

A1 98163CAA8

A2 98163CAB6

A3 98163CAD2

A4 98163CAF7

B 98163CAG5

C 98163CAH3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.